Exhibit 10.6

Director Compensation

Each director of Farmers National Banc Corp. (the “Corporation”) who is not an employee of the Corporation shall receive an annual retainer fee of $35,000. Directors with significant additional duties shall receive the following additional retainers: (i) $15,000 for the independent Board Chair; and (ii) $5,000 for each committee chair. Non-employee directors are also eligible for grants under the Corporation’s equity award plans.